Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-261315 and 333-283838), Forms S-8 (No. 333-227155, 333-231973, 333-231974, 333-266520, 333-282734, and 333-282735) and Forms S-4 (No. 333-221723 and 333-227156) of Lazydays Holdings, Inc. of our reports dated March 31, 2025, relating to the consolidated financial statements of Lazydays Holdings, Inc., appearing in this Annual Report on Form 10-K of Lazydays Holdings, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Tampa, Florida
March 31, 2025